EXHIBIT 10.9

STERIS CORPORATION

Management Incentive Compensation Plan

1. Objective. The objective of the STERIS Management Incentive Compensation Plan (the "Plan") is to encourage greater initiative, resourcefulness, teamwork, efficiency, and achievement of objectives on the part of key employees whose performance and responsibilities directly affect profits of STERIS Corporation (the "Company" or "STERIS").

2. Eligibility. Participation in the Plan will be limited to those key employees that are selected for participation on an annual basis and will normally include employees at or above the rank of Manager in the various Corporate Departments and in the Manufacturing Group as well as marketing and senior management employees in the Healthcare Group and in the Scientific & Industrial Group.

A key employee will be a participant in the Plan for a particular year only if he or she is selected by the Compensation Committee of the Board of Directors or its designee (the "Committee") for participation in that year. Key employees selected for participation each year will be notified of their participation and given the parameters for bonus calculations early in the fiscal year.

A participant will be entitled to receive a bonus earned under the Plan for a particular fiscal year if and only if he or she remains in the employ of the Company through the end of that fiscal year and thereafter through the date on which bonuses are paid for the fiscal year.

3. Target Bonus. Each participant will be assigned a dollar amount target bonus based upon his or her position and level within the Company. The target bonus will range from 10% to 80% of the participant's base salary or compensation range midpoint, as the Committee may determine.

4. Financial Goals. Each year the Committee will select a minimum net income target for the Company , the attainment of which will be a prerequisite to the payment of any bonuses under the Plan. In addition, the Committee will select one or more other measures of current year financial performance for the Company as a whole, such as revenue growth, earnings before interest and taxes margins, and net income, all to be used as goals for determining the payment of bonuses under the Plan. Each year the Committee may also select one or more such goals for any one or more of the Company's operating groups to be used to determine payment of bonuses under the Plan to participants in those groups. The Committee may also determine that a participant's entitlement to a bonus will depend in part on goals for the Company as a whole and in part on goals for one or more operating groups. For each financial goal, the Committee will designate numerical "threshold," "target," and "maximum" levels. The Committee may adjust the minimum net income target and levels of such other goals it may have selected if, during the course of a fiscal year, the Company records a special charge that the Committee determines should be disregarded, either partially or in its entirety, when calculating the amounts of bonuses to be paid under the Plan.

5. Weighting of Goals. Each year during which the Committee selects more than one goal to be applicable to any group of participants, the Committee will also specify the weight to be given to each such goal. For example, the Committee might determine to give 75% weight to revenue and 25% weight to EBIT margin.

6. Achievement Percentages. For each goal, a participant will be entitled to a bonus (with respect to that goal) based on performance as follows:

    (a) If performance is at or below the threshold level, no bonus will be earned.

    (b) If performance is at the target level, the bonus will be at 100% of target.

    (c) If performance is at or above the maximum level, the bonus will be at 150% of target.

For performance at any level between these set points, the bonus amount will be interpolated. For example, if the performance is exactly three quarters of the way between the threshold level and the target level, the bonus will be at 75% of target. As a further example, if performance is exactly half way between the target and maximum levels, the bonus will be at 125% of target.

7. Calculation of Bonuses. No bonuses will be paid for a fiscal year unless the net income of the company is at least equal to the minimum net income level selected by the Committee for the year. Assuming that criteria is met, a participant's bonus for a fiscal year will be determined by multiplying his or her target bonus by the achievement percentages attained during the year, taking into account the weighting of goals as appropriate. The actual bonus earned by any participant during a fiscal year may range from zero (if performance is at or below threshold on all goals) to 150% of the target bonus (if performance is at or above maximum on all goals).

8. Payment of Earned Bonuses. Unless the Committee determines to pay all or any part of bonuses under the Plan earlier or either of Sections 11 and 12 applies, bonuses earned under the Plan will be paid to participants not later than 90 days after the end of the fiscal year in which they are earned.

9. Midyear Additions and Adjustments. An individual assuming a key position during a fiscal year may, if selected by the Committee, be included in the Plan and be eligible for such pro rata portion of a full year bonus as the Committee may specify when selecting the individual for participation in the Plan. A participant whose position or level within the Company changes during a fiscal year may, if so determined by the Committee, be assigned an increased or decreased target bonus for the year taking into account, on a pro rata basis, the participant's new position and compensation.

10. Denial of Bonus for Just Cause. Notwithstanding any other provision of this Plan, if the Company's Chief Executive Officer or such other member or members of senior management as the Committee may designate, acting in good faith and before the occurrence of a Change of Control of the Company, determines in his or their sole discretion, that, based on the acts or omissions of any particular participant, there is just cause to deny payment of a bonus to that participant for a particular fiscal year, no bonus shall be paid to that participant under the Plan for that fiscal year.

11. Effect of Changes in Operations. If, during any fiscal year, the operations of the Company are materially altered, whether by an acquisition of substantial additional assets or one or more lines of business, disposition of substantial existing assets or one or more existing lines of business, merger, consolidation, or similar event, the Committee may, in its sole discretion, adjust the parameters of the Plan for that fiscal year in such a manner as to preserve to the participants the same relative prospects for earning a bonus under the Plan as would have been the case if the material alteration had not occurred. If the Company disposes of an entire operating division or line of business during a fiscal year, the Company shall make to each participant, if any, who ceases to be employed by the Company as a result of that disposition, an "Interim Payment" in the same amount, at the same time, and with the same effect, as if the disposition constituted a Change of Control as defined in Section 12 below.

12. Effect of a Change of Control. Within five days after the occurrence of the first Change of Control (as defined below) to occur in any fiscal year, the Company shall pay to each participant an interim lump-sum cash payment (the "Interim Payment") with respect to his or her participation in the plan. The amount of the Interim Payment shall be equal to the dollar amount of the participant's target bonus for the entire fiscal year multiplied by a fraction, the numerator of which is the number of months between the beginning of the fiscal year and the end of the month in which the Change of Control occurs and the denominator of which is 12 (appropriately prorated if the individual first became a participant after the beginning of the fiscal year). The making of the Interim Payment will not reduce the obligation of the Company to make a final payment under the terms of the Plan, but the amount of any Interim Payment shall be offset against any later payment due under the Plan for the fiscal year in which the Change of Control occurs. Except as an offset against a final payment as provided in the immediately preceding sentence, the amount of the Interim Payment will not be offset against any amount due to the participant from or on behalf of the Company and a participant will not in any circumstances be required to refund any portion of the Interim Payment to the Company.

For purposes of the Plan, a "Change of Control" shall be deemed to have occurred if at any time or from time to time while this Agreement is in effect:

(a) Any person (other than STERIS, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of STERIS, or any person organized, appointed, or established by STERIS for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 15% or more (but less than 50%) of the Common Shares of STERIS then outstanding;

(b) Any person (other than STERIS, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of STERIS, or any person organized, appointed, or established by STERIS for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 50% or more of the Common Shares of STERIS then outstanding;

(c) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of 15% or more of the Common Shares of STERIS then outstanding;

(d) At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of STERIS, unless the election, or the nomination for election by STERIS's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination and (ii) were directors at the beginning of the period;

(e) A record date is established for determining shareholders entitled to vote upon (i) a merger or consolidation of STERIS with another corporation in which those persons who are shareholders of STERIS immediately before the merger or consolidation are to receive or retain less than 60% of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assets of STERIS, or (iii) the dissolution of STERIS;

(f) (i) STERIS is merged or consolidated with another corporation and those persons who were shareholders of STERIS immediately before the merger or consolidation receive or retain less than 60% of the stock of the surviving or continuing corporation, (ii) there occurs a sale or other disposition of all or substantially all of the assets of STERIS, or (iii) STERIS is dissolved; or

(g) Any person who proposes to make a "control share acquisition" of STERIS, within the meaning of Section 1701.01(Z) of the Ohio General Corporation Law, submits or is required to submit an acquiring person statement to STERIS.

Notwithstanding anything herein to the contrary, if an event described in clause (b), clause (d), or clause (f) above occurs, the occurrence of that event will constitute an irrevocable Change of Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (c) occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change of Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (a), clause (e), or clause (g) above occurs, or if an event described in clause (c) occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change of Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change of Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change of Control on the 91st day after the occurrence of the event.